Exhibit 10(h)

1st Franklin Financial Corporation
Executive Bonus Plan: 2014

Plan Overview:

As we analyze the results from 2013, and review the budget set for 2014 and weigh in the economic forecast for the year, we recognize the need today, more than ever, to balance short-term results – growth and profit, with long-term positioning – new product development and improved systems.  This balance is expected to provide the foundation that remains critical for the future success of the Company.

The short term bonus goals that are set for the Company each year, which are reflected in this Executive Bonus Plan, are the milestones which will drive the overall performance to achieve the long range goals and plans.

The Executive Bonus Plan for 2014 will focus first on meeting a minimum income requirement threshold, and thereafter meeting five strategic goals.  The combination of these goals is expected to provide a balanced measurement of 1st Franklin’s performance and will also support the achievement of our long term goals.

DISCLAIMERS:

“The Company must be in compliance with all credit line debt covenants prior to the disbursement of any bonus.”

Right to Alter Program

The Company reserves the right, at any time, or from time to time during the year, with or without notice, to continue or discontinue this program, or to alter it as necessary in the best interest of the Company.

The goals that are set were identified and agreed upon by the Executive Management Team. Below are the five strategic goals, as well as the minimum income requirement for the 2013 bonus to be paid.

THRESHOLD:  The Company must achieve minimum pre-tax income based on the average pre-tax income for three years ended December 31, 2013 plus the projected accrued incentive bonus at December 31, 2014 divided by 2.  The minimum pre-tax income threshold for 2014 is $23,789,498.

STRATEGIC GOALS:

1.	Corporate Net Receivables Growth – a target of 6.00% annual growth;
2.	Corporate Delinquency Control – 30 days or more delinquency (including bankrupt accounts) not to exceed 9.00% of receivables;
3.	Corporate Expenses to Revenue – less than or equal to 83.0%;
4.	Corporate Return on Assets (ROA) – greater than or equal to 5.25%;
5.	Corporate Pre-tax Income (separate from the threshold goal) - $36.0 million.

PROGRAM ELIGIBILITY:

Company:  The threshold pre-tax income goal must be achieved for the Executive Bonus Plan to be activated.  After this requirement is achieved, the bonus will be paid based on the achievement of the strategic goals, and will be paid according to the following scale on an individual basis as a percentage of the participant’s annual salary.

No. of Strategic Goals Met	% Bonus Paid Based on Annual Salary
(in increments of 5 percentage points)
1	Up to 25% (0% - 25%)
2	Up to 35% (0% - 35%)
3	Up to 45% (0% - 45%)
4	Up to 55% (0% - 55%)
5	Up to 65% (0% - 65%)

The percentage range is based on many factors, including but not limited to: achieving budget projections, achieving monthly / quarterly objectives, training (both individually and for the respective participant’s employees), performance management review (“PMR”) ratings and achievement of PMR goals, employee retention, managing human resource issues, audit and compliance guidelines, etc.

Example:  if the Company achieves the threshold, which will then activate the bonus plan, and any two strategic goals, the range of bonus paid will be from 0% to 35% of participants’ annual salary depending on their performance.

INDIVIDUAL EXCEPTIONS:

If 1st Franklin fails to achieve the minimum requirement of pre-tax income – the Executive Bonus Plan, which is an incentive bonus plan based on performance, will not be paid.  However, the Executive Compensation Committee, which consists of;  Ben Cheek, Chairman; Buddy Cheek, Vice-Chairman; Ginger Herring, President; Roger Guimond, EVP/Chief Financial Officer; Mike Culpepper, EVP/Chief Operating Officer; Kay Lovern, EVP/Strategic and Organizational Development, and Mike Haynie, EVP/Human Resources, may chose to award individual bonuses to a select number of executives.  These exceptions will only be made if those said individuals have achieved an outstanding year by ALL standards.  In such a case, a bonus may be awarded but may be based on a lower scale than the above plan.

Executive Compensation Committee Review

The Executive Compensation Committee will review all executive, performance ratings and bonus recommendations and determine the final bonus awarded.

AREA	RECOMMENDATION	COMMITTEE MEMBERS
Home Office Supervisors, Home Office Vice Presidents	Direct Report	Ginger Herring, Buddy Cheek, Roger Guimond, Mike Culpepper Mike Haynie, Kay Lovern
Executive Vice Presidents, General Counsel	Ginger Herring	Ginger Herring, Buddy Cheek, Ben Cheek